For the semi-annual period ended April 30, 2004.
File number 811-07811
Jennison U.S. Emerging Growth Fund, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment

JennisonDryden Mutual Funds
Strategic Partners Mutual Funds

Supplement dated March 24, 2004

The following information replaces the indicated subsections of the section of the
 Statement of
Additional Information (SAI) entitled "Purchase, Redemption and Pricing of Fund
 Shares --
Reduction and Waiver of Initial Sales Charge--Class A Shares":



Reduction and Waiver of Initial Sales Charge--Class A Shares

          Benefit Plans. Certain group retirement and savings plans may purchase Class A shares without the initial sales charge if they meet the required minimum for amount of assets, average account balance or number of eligible employees.
  For
more information about these requirements, call Prudential at (800) 353-2847.

Other Waivers.  In addition, Class A shares may be purchased at NAV, without the
initial sales charge, through the Distributor or Transfer Agent, by:

*	officers of the JennisonDryden and Strategic Partners mutual funds
*	(including
the Fund),
*	employees of the Distributor, PI and certain of their subsidiaries
*	 and
*	 members
of the families of such persons who maintain an "employee related" account at
the Transfer Agent,
*	employees of subadvisers of the JennisonDryden and Strategic
*	Partners
*	 mutual
funds, provided that purchases at NAV are permitted by such person's employer,
*	Prudential, employees and special agents of Prudential and
*	certain of
*	 its
subsidiaries and all persons who have retired directly active service with
Prudential or one of its subsidiaries,
*

members of the Board of Directors of Prudential,
*

real estate brokers, agents and employees of real estate brokerage companies affiliated with The Prudential Real Estate Affiliates who maintain an account at Pruco or with the Transfer Agent,
*registered representatives and employees of brokers who have entered into a selected deal agreement with the Distributor, provided that purchases at NAV are permitted by such person's employer,
*	investors in individual retirement accounts (IRAs), provided that
*	the
*	purchase
is made with the proceeds of a tax-free rollover of assets from a Benefit
Plan
for which Prudential provides administrative or recordkeeping services
and
further provided that such purchase is made within 60 days of receipt of the
Benefit Plan distribution,
*	orders placed by broker-dealers, investment advisers or financial
*	planners
*	who
have entered into an agreement with the Distributor, who place trades for their own accounts or the accounts of their clients and who charge a management consulting or other fee for their services (for example, mutual fund "wrap" or asset allocation programs), and
*

orders placed by clients of broker-dealers, investment advisers or financial planners who place trades for customer accounts if the accounts are linked to the master account of such broker-dealer, investment adviser or financial planner and the broker-dealer, investment adviser or financial planner charges its clients a separate fee for its services (for example, mutual fund "supermarket programs").

Broker-dealers, investment advisers or financial planners sponsoring fee-based programs (such as mutual fund "wrap" or asset allocation programs and mutual fund
"supermarket" programs) may offer their clients more than one class of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share
class before selecting a share class.

For an investor to obtain any reduction or waiver of the initial sales charge, at
the time of the sale either the Transfer Agent must be notified directly by the investor or the Distributor must be notified by the dealer facilitating the transaction that the sale qualifies for the reduced or waived sales charge. The reduction or waiver will be granted subject to confirmation of your entitlement.
No initial sales charge is imposed upon Class A shares acquired upon the reinvestment of dividends and distributions.

Letters of Intent. Reduced sales charges are available to investors (or an eligible group of investors) who enter into a written letter of intent providing for the investment, within a thirteen-month period, of a specified dollar amount in the Fund or other JennisonDryden or Strategic Partners mutual funds. Retirement and group plans no longer qualify to purchase Class A shares at NAV by entering into a letter of intent.

For purposes of the letter of intent, all shares of a Fund and shares of other
JennisonDryden and Strategic Partners mutual funds (excluding money market funds other than those acquired pursuant to the exchange privilege) which were previously purchased and are still owned are also included in determining the
applicable reduction. However, the value of shares held directly with the Transfer Agent and through your broker will not be aggregated to determine the reduced sales charge.

A letter of intent permits an investor to establish a total investment goal to be
achieved by any number of investments over a thirteen-month period. Each investment made during the period will receive the reduced sales charge applicable to the amount represented by the goal, as if it were a single investment. Escrowed Class A shares totaling 5% of the dollar amount of the letter of intent will be held by the Transfer Agent in the name of the investor. The effective date of a letter of intent may be back-dated up to 90 days, in order that any investments made during this 90-day period, valued at the investor's cost, can be applied to fulfillment of the letter of intent goal.

A letter of intent does not obligate the investor to purchase, nor the Fund to sell, the indicated amount. In the event the letter of intent goal is not satisfied within the thirteen-month period, the investor is required to pay the difference between the sales charge otherwise applicable to the purchases made during this period and sales charges actually paid. Such payment may be made directly to the Distributor or, if not paid, the Distributor will redeem sufficient escrowed shares to obtain such difference. Investors electing to purchase shares of the Fund pursuant to a letter of intent should carefully read such letter.

The Distributor must be notified at the time of purchase that the investor is entitled to a reduced sales charge. The reduced sales charge will be granted subject to confirmation of the investor?s holdings.

The following information replaces the section of the SAI entitled "Purchase, Redemption and
Pricing of Fund Shares -- Rights of Accumulation":

Reduced sales charges are also available through Rights of Accumulation, under
which an investor or an eligible group of related investors, as described above under ?Combined Purchase and Cumulative Purchase Privilege,? may aggregate the value of their existing holdings of shares of the Fund and shares of other JennisonDryden and Strategic Partners mutual funds (excluding money market funds other than those acquired pursuant to the exchange privilege) to determine the reduced sales charge. However, the value of shares held directly with the Transfer
Agent and through your broker will not be aggregated to determine the reduced sales charge. The value of existing holdings for purposes of determining the reduced sales charge is calculated using the maximum offering price (NAV plus maximum sales charge) as of the previous business day. The Distributor, your broker or the Transfer Agent must be notified at the time of purchase that the investor is entitled to a reduced sales charge. Reduced sales charges will be granted subject to confirmation of the investor?s holdings.




Listed below are the names of the JennisonDryden and Strategic Partners
Mutual
Funds and the dates of the SAIs to which this Supplement relates.

Name of Fund






SAI Date

Dryden Government Income Fund, Inc.



May 1, 2003
Dryden Municipal Bond Fund




June 30, 2003

High Income Series

Insured Series
Dryden California Municipal Fund




October 31, 2003

California Series

California Income Series

California Money Market Series
Dryden Municipal Series Fund




October 31, 2003

Florida Series







New Jersey Series






New Jersey Money Market Series

New York Series

New York Money Market Series

Pennsylvania Series
Dryden Short-Term Bond Fund, Inc.




February 19, 2003

Dryden Short-Term Corporate Bond Fund

Dryden Ultra-Short Bond Fund
Dryden Index Series Fund





November 25, 2003

Dryden Stock Index Fund
Dryden Tax-Managed Funds





January 30, 2004
           Dryden Large-Cap Core Equity Fund



Dryden Small-Cap Core Equity Fund, Inc.



January 30, 2004
Jennison 20/20 Focus Fund





March 31, 2003
Jennison Natural Resources Fund, Inc.



May 31, 2003
Jennison Sector Funds, Inc.





February 2, 2004

Jennison Health Sciences Fund

Jennison Financial Services Fund

Jennison Technology Fund

Jennison Utility Fund
Jennison Small Company Fund, Inc.




November 26, 2003
Jennison U.S. Emerging Growth Fund, Inc.



February 2, 2004
Jennison Value Fund






January 30, 2004
The Prudential Investment Portfolios, Inc.



           Jennison Equity Opportunity Fund



December 3, 2003

Jennison Growth Fund




December 3, 2003

Dryden Active Allocation Fund



December 3, 2003

JennisonDryden Conservative Allocation Fund

February 17, 2004

JennisonDryden Moderate Allocation Fund


February 17, 2004

JennisonDryden Growth Allocation Fund


February 17, 2004 Prudential
World Fund, Inc.





January 29, 2004

Dryden International Equity Fund




Jennison Global Growth Fund




Strategic Partners International Value Fund


Strategic Partners Real Estate Securities Fund


May 28, 2003
Strategic Partners Asset Allocation Funds



October 2, 2003

Strategic Partners Conservative Growth Fund

Strategic Partners Moderate Growth Fund

Strategic Partners High Growth Fund
Strategic Partners Style Specific Funds



October 2, 2003

Strategic Partners Large Cap Growth Fund

Strategic Partners Large Cap Value Fund

Strategic Partners Small Cap Growth Fund

Strategic Partners Small Cap Value Fund

Strategic Partners Total Return Bond Fund
Strategic Partners Opportunity Funds




April 30, 2003

Strategic Partners Focused Growth Fund

Strategic Partners New Era Growth Fund

Strategic Partners Focused Value Fund

Strategic Partners Mid Cap Value Fund

MF2004C2
3